Exhibit 99

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS FIRST QUARTER 2015 RESULTS

Cranbury NJ – April 23, 2015 –– 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income for the first quarter of 2015 of $2.3 million, a 47% increase compared to Adjusted Net Income of $1.5 million for the first quarter of 2014. Net income per diluted share for the first quarter of 2015 was $0.30, a 43% increase compared to Adjusted Net Income per Diluted Share of $0.21 for the first quarter of 2014.

Adjusted Net Income and Adjusted Net Income per Diluted Share for the first quarter of 2014 exclude pre-tax merger related expenses of $1.4 million, or $896,000 after tax, that were incurred in the  merger of Rumson-Fair Haven Bank and Trust Company (“Rumson”) with and into the Bank on February 7, 2014. Adjusted Net Income and Adjusted Net Income per Diluted Share are non-GAAP measures. A reconciliation of these non-GAAP measures to the reported net income and net income per diluted share is included in this release. Net income and net income per diluted share as reported for the first quarter of 2014 were $642,000 and $0.09, respectively.

 The significant increase in net income for the first quarter of 2015 was due primarily to the $1.6 million increase in net interest income to $8.5 million, which was driven by the growth of the Bank’s loan portfolio in 2014 and the first quarter of 2015 and the inclusion of the operations of Rumson for the entire first quarter of 2015. Non-interest income for the first quarter of 2015 increased $247,000 to $1.9 million due to higher gains from the sales of residential mortgages and SBA guaranteed commercial loans.

Return on average assets was 0.95% and return on average equity was 10.42% for the first quarter of 2015 compared to 0.71% and 8.23%, respectively, for the first quarter of 2014, excluding the after tax effect of the Rumson merger expenses.

On February 20, 2015 the Board of Directors of the Company declared a five percent stock dividend to shareholders of record as of the close of business on March 16, 2015 which was paid on April 6, 2015. Per share amounts for the first quarter of 2015 and 2014 have been adjusted to reflect the stock dividend.

First Quarter Highlights

•
Net interest income was $8.5 million in the first quarter of 2015 compared to $8.5 million in the fourth quarter of 2014 and $6.9 million in the first quarter of 2014. The net interest margin for each of these periods was 3.96%, 3.83% and 3.56%, respectively.

•
During the first quarter of 2015 the total loan portfolio increased $55.9 million, or 8.5%, to $710.2 million at March 31, 2015.  Mortgage warehouse lines outstanding increased $53.8 million to $232.9 million at March 31, 2015, reflecting higher levels of residential mortgage originations by the Bank’s mortgage banking customers due to favorable residential mortgage market interest rates. Constructions loans increased $3.9 million to $99.5 million at March 31, 2015, reflecting draws on existing lines and financing of new projects for customers. The loan to asset ratio increase to 70% at March 31, 2015 compared to 68% at December 31, 2014 and 55% at March 31, 2014.

•	SBA loan sales were $6.7 million and generated gains on sales of loans of $689,000, and SBA commercial loan originations were $9.7 million during the first quarter of 2015.

•
During the first quarter of 2015, the Bank’s residential mortgage banking operation originated $35.8 million of residential mortgages of which 74% were refinancings and sold $33.9 million of residential mortgage loans, which generated gains from the sales of loans of $363,000. At March 31, 2015, the pipeline of residential mortgage loans in process was $52.8 million and approximately 60% of the loans in process were for the refinance of mortgages.

•
The Company’s efficiency ratio for the first quarter of 2015 improved to 61.7% compared to 64.2% for the fourth quarter of 2014 and 67.1% for the first quarter of 2014, excluding the after tax effect of the merger expenses.

Robert F. Mangano, President and Chief Executive Officer, stated “The growth of our loan portfolio and the integration of the former Rumson operations  drove the expanding profitability of the Company. Our net income has exceeded $2 million in each of the last three quarters and provides a strong base for  growth.”

Mr. Mangano added, “Our mortgage warehouse lending operation, which finances mortgage bankers, benefited during the first quarter of 2015 from an increased level of mortgage refinancing activity due to lower residential mortgage interest rates and a reduction in insurance fees charged by the FHA. The level of future refinancing activity will depend on a number of market factors, and typically, as we begin the traditional home buying season, purchase volumes are anticipated to increase.”

Discussion of Financial Results

Net interest income was $8.5 million for the quarter ended March 31, 2015, a slight increase of $61,000 compared to $8.5 million earned for the fourth quarter of 2014 and an increase of $1.6 million, or 23.9%, compared to $6.9 million earned for the quarter ended March 31, 2014. The increase of $1.6 million compared to the first quarter of 2014 was due primarily to the increase in the loan portfolio and the higher proportion of average loans to average assets, which generated the higher yield on earning assets of 4.47% compared to 4.11% in the first quarter of 2014.

Interest expense on average interest bearing liabilities was 0.66% in the first quarter of 2015 compared to 0.66% in the fourth quarter of 2014 and 0.69% in the first quarter of 2014. The decline in the interest cost of interest bearing liabilities in the first quarter of 2015 also contributed to the expansion of the net interest margin to 3.96% in the first quarter of 2015 compared to the net interest margin of 3.56% in the first quarter of 2014.

The provision for loan losses was $500,000 in the first quarter of 2015 compared to $500,000 for each of the fourth quarter of 2014 and the first quarter of 2014. The provision for loan losses in the first quarter of 2015 reflects the growth of the loan portfolio and the relatively stable credit quality experienced over the last three quarters.

Non-interest income was $1.9 million for the first quarter of 2015 and increased $500,000, or 36.1%, compared to $1.4 million for the fourth quarter of 2014 and increased $247,000, or 15.1% compared to $1.6 million for the first quarter of 2014. Higher gains from the sales of residential mortgages and SBA loans in the first quarter of 2015 were the principal reasons for the increase in non-interest for the first quarter of 2015 compared to the fourth quarter and first quarter of 2014, respectively.

Non-interest expenses were $6.6 million for the first quarter of 2015, a slight increase of $100,000, or 1.5%, compared to $6.5 million for the fourth quarter of 2014, and an increase of $688,000, or 11.6%, compared to $5.9 million, excluding the effect of the Rumson merger expenses, for the first quarter of 2014. Approximately $233,000 of the increase in non-interest expenses in the first quarter of 2015 compared to the first quarter of 2014 represented the inclusion of the former Rumson operations for the entire first quarter of 2015 compared to only a portion of the first quarter of 2014. The balance of the increase reflected higher employee compensation and benefits expense due to increases in staffing and additional operating costs due to the growth and expansion of the Bank’s operations.

Income taxes were $1.1 million, which resulted in an effective tax rate of 31.8% in the first quarter of 2015 compared to $46,000 and an effective tax rate of 6.7% for the first quarter of 2014. The increase in income taxes was due to the significantly higher amount of pre-tax income in the first quarter of 2015 compared to the first quarter of 2014. The low effective tax rate in the first quarter of 2014 was due to the amount of tax exempt interest income relative to the low amount of pre-tax income in the quarter.

At March 31, 2015, the allowance for loan losses was $7.4 million, a $439,000 increase from the allowance for loan losses at December 31, 2014.  As a percentage of total loans, the allowance was 1.04% at the end of the first quarter of 2015 and 1.06% at year end 2014.  With respect to the acquired Rumson loans of approximately $112 million, at March 31, 2015 the accretable general credit discount was $1.0 million and the non-accretable credit discount was $546,000.

Total assets increased to $1.0 billion at March 31, 2015 from $957 million at December 31, 2014 principally due to a $62.6 million increase in FHLB borrowings that were used primarily to fund the $55.9 million increase in loans, including an increase of $53.8 million in mortgage warehouse loans. Total portfolio loans at March 31, 2015 were $710.2 million compared to $654.3 million at December 31, 2014. Total investment securities at March 31, 2015 were $225.9 million, a slight increase from $223.8 million at December 31, 2014. Total deposits at March 31, 2015 were $810.5 million compared to $817.8 million at December 31, 2014, with the decrease due primarily to the outflow of brokered deposits acquired in the Rumson merger.

Regulatory capital ratios continue to reflect a strong capital position. Under the new regulatory capital standards (Basel III) that became effective on January 1, 2015, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and Leverage ratios were 8.23%, 10.98%, 10.18% and 9.87%, respectively, at March 31, 2015. The Bank’s CET1, total risk-based capital, Tier 1 capital and Leverage ratios were 9.93%, 10.73%, 9.93% and 9.64%, respectively, at March 31, 2015. The Company and the Bank are considered “well capitalized” under the new capital standards.

Asset Quality
Net charge-offs during the first quarter of 2015 were $61,000. Non-accrual loans were $4.7 million at March 31, 2015 compared to $4.5 million at December 31, 2014. During the first quarter of 2015, one additional loan for $206,000 was classified as non-performing. The allowance for loan losses was 158% of non-accrual loans at March 31, 2015 compared to 1.53% of non-accrual loans at December 31, 2014.

Overall, we observed stable trends in loan quality with net charge-offs of $61,000 during the first quarter of 2015 and non-performing loans to total loans of 0.66% and non-performing assets to total assets of 1.03% at March 31, 2015.

OREO at March 31, 2015 was unchanged from $5.7 million at December 31, 2014. We are actively marketing for sale the three properties that comprise OREO.

About 1st Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Oceanport and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended
	March 31,
($ in thousands, except per share amounts)	2015	2014
Income Statement Data :
Interest income	$9,686	$7,996
Interest expense	1,144	1,099
Net interest income	8,542	6,897
Provision for loan losses	500	500
Net interest income after provision for loan losses	8,042	6,397
Non-interest income	1,884	1,637
Non-interest expenses	6,611	7,346
Income before income taxes	3,315	688
Income tax expense	1,055	46
Net income	$2,260	$642

Per Common Share Data: (1)
Earnings per common share - Basic	$0.30	$0.09
Earnings per common share - Diluted	0.30	$0.09
Tangible book value per common share at the period-end	10.12	9.80
Book value per common share at the period end	11.93	11.63
Average common shares outstanding:
Basic	7,502,071	7,145,313
Diluted	7,648,849	7,340,782

Net Income Excluding After-tax Merger Related Expenses: (2)
Net Income	2,260	642
Merger Related Expenses After-tax	-	896
	2,260	1,538

Performance Ratios / Data:
Return on average assets	0.95%	0.71%
Return on average equity	10.42%	8.23%
Net interest income (tax-equivalent basis) (3)	$8,828	$7,196
Net interest margin (tax-equivalent basis) (4)	3.96%	3.56%
Efficiency ratio (5)	61.7%	67.1%

	March 31,	December 31,
	2015	2014
Balance Sheet Data:
Total Assets	$1,014,812	$956,780
Investment Securities	225,929	223,799
Total loans	710,194	654,297
Loans held for sale	8,710	8,372
Allowance for loan losses	(7,364)	(6,925)
Goodwill and other intangible assets	13,604	13,712
Deposits	810,459	817,761
Shareholders' Equity	89,528	87,110

Asset Quality Data:
Loans past due over 90 days and still accruing	$-	$317
Non-accrual loans	4,662	4,523
OREO property	5,710	5,710
Other repossessed assets	66	66
Total non-performing assets	$10,438	$10,616

Net charge-offs	$(61)	$(1,189)
Allowance for loan losses to total loans	1.04%	1.06%
Non-performing loans to total loans	0.66%	0.74%
Non-performing assets to total assets	1.03%	1.11%

Capital Ratios:
1st Constitution Bancorp
Common equity to risk weighted assets ("CET 1")	8.23%	NA
Tier 1 capital to average assets	9.87%	9.53%
Tier 1 capital to risk weighted assets	10.18%	11.41%
Total capital to risk weighted assets	10.98%	12.28%
1st Constitution Bank
Common equity to risk weighted assets ("CET 1")	9.93%	NA
Tier 1 capital to average assets	9.64%	9.30%
Tier 1 capital to risk weighted assets	9.93%	11.13%
Total capital to risk weighted assets	10.73%	12.00%
_______________________
(1) Includes the effect of the 5% stock dividend declared February 20, 2015 to shareholders of record on March 16, 2015 and paid April 6, 2015.
(2) The Company has used the measure of net income excluding after-tax merger related expenses, which is a non-GAAP performance measure. Management believes that it is useful to calculate net income without the impact of expenses of the merger of 1st Constitution Bank and Rumson-Fair Haven Bank & Trust Company that are not part of the ordinary operations of the Company to improve the comparability of the results of operations for the periods presented. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Companys reported GAAP results.
(3) The tax equivalent adjustment was $286 and  $299 for the three months ended March 31, 2015 and March 31, 2014, respectively.
(4) Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(5) Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income, excluding merger related expenses.

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates

	Three months ended March 31, 2015			Three months ended March 31, 2014
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$43,317,333	$25,268	0.24%	$96,201,833	$55,291	0.23%
Investment Securities :
Taxable	133,342,107	816,497	2.45%	184,772,750	1,121,584	2.43%
Tax-exempt	89,666,713	841,591	3.75%	79,584,499	880,274	4.42%
Total	223,008,820	1,658,088	2.97%	264,357,249	2,001,858	3.03%

Loan Portfolio:
Construction	97,125,897	1,540,768	6.43%	60,008,415	1,020,198	6.89%
Residential real estate	45,699,645	473,720	4.20%	35,313,975	333,464	3.83%
Home Equity	22,148,740	238,779	4.37%	18,829,088	213,117	4.59%
Commercial and commercial real estate	289,320,118	3,995,736	5.60%	227,575,170	3,314,871	5.91%
Mortgage warehouse lines	155,825,637	1,719,034	4.47%	91,860,959	1,079,526	4.77%
Installment	380,933	4,844	5.16%	274,288	4,107	6.07%
All Other Loans	25,757,309	316,094	4.98%	22,406,473	273,157	4.94%
Total	636,258,279	8,288,975	5.28%	456,268,368	6,238,440	5.55%

Total Interest-Earning Assets	902,584,432	9,972,331	4.47%	816,827,450	8,295,589	4.11%

Allowance for Loan Losses	(7,241,053)			(7,740,866)
Cash and Due From Bank	10,095,412			17,893,491
Other Assets	62,255,600			53,197,450
Total Assets	$967,694,391			$880,177,525

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$308,237,084	$255,575	0.34%	$255,097,589	$207,924	0.33%
Savings Accounts	195,510,745	224,682	0.47%	199,706,974	222,659	0.45%
Certificates of Deposit	163,426,003	451,604	1.12%	160,831,323	468,148	1.18%
Other Borrowed Funds	21,801,533	125,943	2.34%	15,899,762	115,578	2.95%
Trust Preferred Securities	18,557,000	86,280	1.89%	18,557,000	85,107	1.86%
Total Interest-Bearing Liabilities	707,532,365	1,144,084	0.66%	650,092,648	1,099,416	0.69%

Net Interest Spread			3.80%			3.42%

Demand Deposits	163,812,245			146,567,857
Other Liabilities	8,372,338			7,705,277
Total Liabilities	879,716,948			804,365,782
Shareholders' Equity	87,977,444			75,811,743
Total Liabilities and Shareholders' Equity	$967,694,392			$880,177,525

Net Interest Margin		$8,828,247	3.96%		$7,196,173	3.56%

	1st Constitution Bancorp
	Reconciliation of Non-GAAP Measures (1)
	(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Adjusted Net Income

Net Income	2,260,000	642,000

Adjustments

Merger-related Expenses		1,423,000

Income Tax Effect of Adjustments (2)		(527,000)

Adjusted Net Income	2,260,000	1,538,000

Adjusted Net Income per Diluted Share

Adjusted Net Income	2,260,000	1,538,000

Diluted Shares Outstanding	7,648,760	7,340,782

Adjusted Net Income per Diluted Share	$0.30	$0.21

(1)
The Company used the non-GAAP financial measures, adjusted net income and adjusted net income per diluted share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson Fair Haven Bank and Trust Company. The non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.

(2)	Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.